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                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 33-65329 of AMRESCO, INC. of our report dated February 6, 1995 on AMRESCO, INC. and of our report dated March 26, 1993 on AMRESCO (predecessor businesses), included and incorporated by reference in the Annual Report on Form 10-K of AMRESCO, INC. for the year ended December 31, 1994, and to the use of our report dated February 6, 1995 on AMRESCO, INC. and of our report dated March 26, 1993 on AMRESCO (predecessor businesses), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Financial and Other Data" and "Independent Accountants" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
Dallas, Texas



January 16, 1996